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                                                                   Exhibit 10.37

                     SOFTWARE AND SERVICES AGREEMENT BETWEEN
                     DARWIN PROFESSIONAL UNDERWRITERS, INC.
                                       AND
                            VALLEY OAK SYSTEMS, INC.

This Software and Services Agreement ("Agreement") is dated for convenience the 9th day of November 2004 (the "Effective Date") is made between Darwin Professional Underwriters, Inc., hereinafter referred to as "Licensee," a Delaware corporation, located at 76 Batterson Park Road, Farmington, CT 06032, and Valley Oak Systems, Inc, hereinafter referred to as "Contractor" or "VOS," a California corporation, located at Bishop Ranch 8, 5000 Executive Parkway, Suite 340, San Ramon, California 94583.

                                    RECITALS

WHEREAS, Licensee wishes to obtain a new claims management system; and,

WHEREAS, Licensee wishes to license certain software from Contractor; and,

WHEREAS, Contractor represents and warrants that it is qualified to provide such software and services required by Licensee as set forth under this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.   TERM OF THE AGREEMENT

     Subject to Section 1, the term of this Agreement shall be from the Effective Date stated above and continue so long as Licensee utilizes a Maintenance and Support Agreement in accordance with this Agreement. Licensee shall enjoy a license for the licensed software, as set forth in this License
Grant:

     a. Contractor hereby grants Licensee, a nonexclusive, royalty-free, right and license (the "License") to access and use the Software Product (defined as including the computer software, and electronic documentation as listed in Appendix A, and as referenced in the Response to Request For Information dated June 1, 2004) and the documentation solely for its own internal business operations. Subject to the terms and conditions of this Agreement, as part of the License, (i) the Software Product may be accessed and used by the number of user licenses acquired, and (ii) the Software Product may be accessed and used for backup, failover, disaster recovery, development, staging, technology integration and testing.

     b. Except as authorized by the Escrow Agreement, Licensee will not permit any employee or other third party to copy, use, analyze, reverse engineer, decompile, disassemble, translate, convert, or apply any procedure or process to the Software Product in order to ascertain, derive, and/or appropriate for any reason or purpose, the source code or source listings for the Software Product or any trade secret information or process contained in the Software Product or remove any product identification, copyright or other notices.

     c. Pricing Detail and Payment Terms shall be as set forth in Appendix A.

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     d. Maintenance and support agreement shall be as set forth in Appendix B,
"Maintenance and Support Agreement."

     e. The escrow agreement shall be as set forth in Appendix C, "Escrow Agreement."

     f. The policy interface specifications shall be as set forth in Appendix D, "Darwin Policy System Interface Specification"

2.   LICENSE AND SERVICE FEES

     a. Licensee agrees to pay Contractor the License Fees as per the Pricing Detail as specified in Appendix A.

     b. "Production Use" means the capability to use the system in a live environment (i.e. open new claims, make payments, set reserves, generate checks).

     c. Licensee agrees to pay Contractor for services delivered with the Software Product according to the rates and schedule listed in the Pricing Detail as specified in Appendix A. All payments are due thirty (30) days after receipt of invoice.

3.   EFFECTIVE DATE OF AGREEMENT

     This Agreement shall become effective as of the execution of this agreement by both parties, and will be effective unless either party is in material breach of this Agreement and fails to cure said breach within thirty (30) days of written notice of said breach. Should Licensee cease utilizing VOS maintenance and support, the License shall remain valid but further available support, updates and upgrades shall no longer be assured. Any effort to return to a VOS Maintenance and Support Agreement shall be the subject of a new agreement.

4.   ACCEPTANCE TESTING

     Implementation of the Software Product shall occur in two phases, as specified in Appendix A. Licensee shall have a period of fifteen (15) business days from the date of installation of the portion of the Software Product that is included as part of Phase I ("Phase I Acceptance Testing Period") to verify that such portion of the Software Product performs (1) to the specifications contained in this agreement and (2) in accordance with Contractor's Response to Request for Information dated June 1, 2004, as such Response specifically relates to the Phase I components. Similarly, Licensee shall have a period of fifteen (15) business days from the date of installations of the portion of the Software Product that is included as part of Phase II ("Phase II Acceptance Testing Period") to verify that such portion of the Software Product substantially performs (1) to the specifications contained in this Agreement and
(2) in accordance with Contractor's Response to Request for Information dated June 1, 2004 as such Response specifically relates to the Phase II components. In the event that Licensee determines that the Software Product does not meet such specifications, Licensee shall notify the Contractor in writing by a-mail and express mail (any overnight delivery service is acceptable), and Contractor shall modify or correct the Software Product so that it meets such specifications. The date of Acceptance will be that date upon which Licensee provides Contractor with written notice of satisfactory completion of acceptance testing. If Licensee does not notify Contractor of its


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acceptance within the Acceptance Testing Period, the Software Product will be considered accepted by Licensee.

5.   LIMITED WARRANTY

     Contractor warrants that it has title to the Software and the authority to grant license to use the Software. Contractor warrants that the Software will perform substantially in accordance with the Documentation for as long as Contractor continues to support the version of the Contractor Software Product in use at Darwin and Darwin subscribes to Contractor's Software Maintenance and Support Services.

6.   PAYMENT; INVOICE FORMAT

     Invoices furnished by Contractor under this Agreement shall be in a form acceptable to Licensee and agreed upon in advance of services rendered pursuant to this Agreement.

     Payment shall be made by Licensee to Contractor at the address specified in the section entitled "Notices to the Parties."

7.   COMPLIANCE WITH CALIFORNIA AND FEDERAL REGULATIONS:

     Contractor, including its officers, employees and agents, must maintain all licenses and certifications required by the State of California or other jurisdictions material to this Agreement at all times while performing services under this Agreement. This project is subject to all applicable laws, rules and regulations.

8.   TAXES

     Licensee shall pay to Contractor the use tax (if any is applicable) relating to the taxable purchases of services under this Agreement at the appropriate rate. Contractor and Licensee shall cooperate to properly calculate any applicable taxes. Taxes payable under this Agreement will be added to the prices payable by Licensee to Contractor, as applicable, as a separately stated line item on each invoice, and submitted to Licensee at the time Contractor seeks payment, in accordance with this Agreement, of the applicable services. If Licensee asserts in writing that such fees are not subject to tax and provides reasonable support for its conclusions or provides Contractor with an exemption certificate, Contractor will refrain from collecting and remitting any taxes with respect to any fees charged pursuant to this Agreement.

9.   PAYMENT DOES NOT IMPLY ACCEPTANCE OF WORK

     The granting of any payment by Licensee, or the receipt thereof by Contractor, shall in no way lessen the liability of Contractor to replace unsatisfactory work, equipment, or materials, although the unsatisfactory character of such work, equipment or materials may not have been apparent or detected at the time such payment was made. Materials, equipment, components, or workmanship that does not conform to the requirements of this Agreement may be rejected by Licensee and in such case must be replaced by Contractor without delay.

10.  QUALIFIED PERSONNEL

     Work under this Agreement shall be performed only by competent personnel under the supervision of and in the employment of Contractor. Contractor will comply with Licensee's


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reasonable requests regarding assignment of personnel, but all personnel, including those assigned at Licensee's request must be supervised by Contractor. Contractor shall commit adequate resources to complete the project within the project schedule specified in this Agreement.

11.  RESPONSIBILITY FOR EQUIPMENT

     Licensee shall not be responsible for any damage to persons or property as a result of the use, misuse or failure of any equipment used by Contractor, or by any of its employees, even though such equipment may be furnished, rented or loaned to Contractor by Licensee.

12.  INDEPENDENT CONTRACTOR; PAYMENT OF TAXES AND OTHER EXPENSES

     a. Independent Contractor: Contractor or any agent or employee of Contractor shall be deemed at all times to be an independent contractor and is wholly responsible for the manner in which it performs the services and work requested by Licensee under this Agreement. Contractor or any agent or employee of Contractor is liable for the acts and omissions of itself, its employees and its agents. Nothing in this Agreement shall be construed as creating an employment or agency relationship between Licensee and Contractor or any agent or employee of Contractor.

     Any terms in this Agreement referring to direction from Licensee shall be construed as providing for direction as to policy and the result of Contractor's work only, and not as to the means by which such a result is obtained. Licensee does not retain the right to control the means or the method by which Contractor performs work under this Agreement.

     b. Payment of Taxes and Other Expenses: Should Licensee, in its discretion, or a relevant taxing authority such as the Internal Revenue Service or the State Employment Development Division, or both, determine that Contractor is an employee for purposes of collection of any employment taxes, the amounts payable under this Agreement shall be reduced by amounts equal to both the employee and employer portions of the tax due (and offsetting any credits for amounts already paid by Contractor which can be applied against this liability). Licensee shall then forward those amounts to the relevant taxing authority.

     Should a relevant taxing authority determine a liability for past services performed by Contractor for Licensee, upon notification of such fact by Licensee, Contractor shall promptly remit such amount due or arrange with Licensee to have the amount due withheld from future payments to Contractor under this Agreement (again, offsetting any amounts already paid by Contractor which can be applied as a credit against such liability).

     A determination of employment status pursuant to the preceding two paragraphs shall be solely for the purposes of the particular tax in question, and for all other purposes of this Agreement, Contractor shall not be considered an employee of Licensee, Notwithstanding the foregoing, should any court, arbitrator, or administrative authority determine that Contractor is an employee for any other purpose, then Contractor agrees to a reduction in Licensee's financial liability so that Licensee's total expenses under this Agreement are not greater than they would have been had the court, arbitrator, or administrative authority determined that Contractor was not an employee.


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13.  INSURANCE

     a. Without in any way limiting Contractor's liability pursuant to the "Indemnification" section of this Agreement, Contractor must maintain in force, during the full term of the Agreement, insurance in the following amounts and coverages:

               (1) Workers' Compensation, in statutory amounts, with Employers' Liability Limits not less than $1,000,000 each accident; and

               (2) Commercial General Liability Insurance with limits not less than $1,000,000 each occurrence Combined Single Limit for Bodily Injury and Property Damage, including Contractual Liability, Personal Injury, Products and Completed Operations; and

               (3) Commercial Automobile Liability Insurance with limits not less than $1,000,000 each occurrence Combined Single Limit for Bodily Injury and Property Damage, including Owned, Non-Owned and Hired auto coverage, as applicable.

     b. Commercial General Liability and Business Automobile Liability Insurance policies must provide the following:

               (1) Name as Additional Insured Licensee, its Officers, Agents, and Employees.

               (2) That such policies are primary insurance to any other insurance available to the Additional Insureds, with respect to any claims arising out of this Agreement, and that insurance applies separately to each insured against whom claim is made or suit is brought.

     c. All policies shall provide thirty (30) days' advance written notice, except for ten days for non-payment of premium, to Licensee of cancellation mailed to the following address:

          Chief Legal Officer
          Darwin Professional Underwriters
          76 Batterson Park Road
          Farmington, CT 06032

     d. Should any of the required insurance be provided under a claims-made form, Contractor shall maintain such coverage continuously throughout the term of this Agreement and, without lapse, for a period of three years beyond the expiration of this Agreement, to the effect that, should occurrences during the contract term give rise to claims made after expiration of the Agreement, such claims shall be covered by such claims-made policies.

     e. Should any of the required insurance be provided under a form of coverage that includes a general annual aggregate limit or provides that claims investigation or legal defense costs be included in such general annual aggregate limit, such general annual aggregate limit shall be double the occurrence or claims limits specified above.


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     f. Should any required insurance lapse during the temi of this Agreement, requests for payments originating after such lapse shall not be processed until Licensee receives satisfactory evidence of reinstated coverage as required by this Agreement, effective as of the lapse date. If insurance is not reinstated, Licensee may, at its sole option, terminate this Agreement effective on the date of such lapse of insurance.

     g. Before commencing any operations under this Agreement, Contractor must furnish to Licensee certificates of insurance, and additional insured policy endorsements, in form and with insurers satisfactory to Licensee, evidencing all coverages set forth above, and shall furnish complete copies of policies promptly upon Licensee's request.

     h. Approval of the insurance by Licensee shall not relieve or decrease the liability of Contractor hereunder.

14.  INDEMNIFICATION

     General Indemnification. Without limiting the other indemnity provisions of this Agreement, and except as set forth in section 11. "Responsibility for Equipment," either party shall defend the other party, its Affiliates and each of their respective officers, directors, employees and agents (the "Indemnified Parties") from and against any and all claims, suits or other proceedings, whether threatened or filed resulting from or based on a claim (a) that the negligence of either party's personnel caused bodily injury or damage to property, including Software and data, or (b) resulting from any breach by either party of this Agreement. Either party shall indemnify and hold harmless the Indemnified Parties from and against any and all liabilities, losses, damages, judgments, awards, fines, penalties, costs and expenses (including reasonable attorneys' fees and defense costs) incurred by or levied against such parties as a result of such claims.

     Intellectual Property Indemnification. Contractor shall indemnify and hold Licensee harmless from all loss and liability, including attorneys' fees, court costs and all other litigation expenses for any infringement of the patent rights, copyright, trade secret or any other proprietary right or trademark, and all other intellectual property claims of any person or persons in consequence of the use by Licensee, or any of its officers or agents, of articles or services to be supplied in the performance of this Agreement.

     If notified promptly in writing of any judicial action brought against Licensee based on an allegation that Licensee's use of the Software Product infringes a patent, copyright, or any right of a third party or constitutes misuse or misappropriation of a trade secret or any other right in intellectual property (Infringement), Contractor will hold Licensee harmless and defend such action at its own expense. Contractor will pay the costs and damages awarded in any such action or the cost of settling such action, provided that Contractor shall have sole control of the defense of any such action and all negotiations or its settlement or compromise. If notified promptly in writing of any informal claim (other than a judicial action) brought against Licensee based on an allegation that Licensee's use of the Software Product constitutes Infringement, Contractor will pay the costs associated with resolving such claim and will pay the settlement amount (if any), provided that Contractor shall have sole control of the resolution of any such claim and all negotiations for its settlement.


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     In the event a final injunction is obtained against Licensee's use of the
Software Product by reason of Infringement, or in Contractor's opinion, Licensee's use of the Software Product is likely to become the subject of Infringement, Contractor may at its option and expense: (a) procure for Licensee the right to continue to use the Software Product as contemplated hereunder, (b) replace the Software Product with a non-infringing, functionally equivalent substitute Software Product, or (c) suitably modify the Software Product to make its use hereunder noninfringing while retaining functional equivalency to the unmodified version of the Software Product. If none of these options is reasonably available to Contractor, then the applicable Agreement or relevant part of such Agreement may be terminated at the option of either party hereto and Contractor shall refund to Licensee all amounts paid under this Agreement for the license and maintenance fees of such infringing Software Product. Any unauthorized modification or attempted modification of the Software Product by Licensee or any failure by Licensee to implement any improvements or updates to the Software Product, as supplied by Contractor, shall void this indemnity unless Licensee has obtained prior written authorization from Contractor permitting such modification, attempted modification or failure to implement. Contractor shall have no liability for any claim of Infringement based on Licensee's use or combination of the Software Product with products or data of the type for which the Software Product was neither designed nor intended to be used.

15.  LIMITATION OF LIABILITY; EXCLUSIVE REMEDIES

     15.1 EXCEPT FOR LICENSEE'S PAYMENT OBLIGATIONS HEREUNDER, LICENSEE SHALL HAVE NO LIABILITY TO CONTRACTOR OR ITS SUBCONTRACTORS FOR ANY BREACH OR TERMINATION OF THIS AGREEMENT.

     15.2 EXCEPT FOR WILLFUL AND INTENTIONAL ACTS, AND EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT WITH RESPECT TO INDEMNITY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR SAVINGS, LOSS OF USE OF SERVICES, COST OF CAPITAL, COST OF SUBSTITUTE SERVICES, DOWNTIME COSTS, OR DAMAGES AND EXPENSES ARISING OUT OF THIRD PARTY CLAIMS.

     15.3 THE REMEDIES SPECIFIED IN THIS AGREEMENT ARE EXCLUSIVE.

16.  DISPUTES

     16.1. Any dispute arising out of or relating to this Agreement, or breach thereof, shall be first submitted to the senior management of each party for resolution. If the dispute cannot be resolved within thirty (30) days after such matter is referred to senior management, then the dispute shall be submitted to binding arbitration in California in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. All discovery must be concluded within sixty (60) days after the submission to arbitration. The decision of the arbitrator shall be final and may be entered as judgment in any court of competent jurisdiction. The losing party, as determined by the arbitrator, shall pay the administrative costs of arbitration. Each party shall bear the cost of its own attorneys' fees.


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     16.2. Except as provided in the Termination provisions herein, Contractor or its Subcontractors shall not stop work on the Project, due to a dispute.

17.  DEFAULT; REMEDIES

     a. Each of the following shall constitute an event of default ("Event of Default") under this Agreement:

               (1) Contractor fails or refuses to perform or observe any material term, covenant or condition contained in this Agreement, and such default continues for a period of thirty (30) days after written notice thereof from Licensee to Contractor.

               (2) Contractor (a) is generally not paying its debts as they become due, (b) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors' relief law of any jurisdiction, (c) makes an assignment for the benefit of its creditors, (d) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Contractor or of any substantial part of Contractor's property or (e) takes action for the purpose of any of the foregoing, (3) A court or government authority enters an order (a) appointing a custodian, receiver, trustee or other officer with similar powers with respect to Contractor or with respect to any substantial part of Contractor's property, (b) constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors' relief law of any jurisdiction or (c) ordering the dissolution, winding-up or liquidation of Contractor.

     b. On and after any Event of Default, Licensee shall have the right to exercise its legal and equitable remedies, including,, the right to terminate this Agreement or to seek specific performance of all or any part of this Agreement.

18.  TERMINATION

     18.1. TERMINATION BY EITHER PARTY FOR MATERIAL BREACH. Either party may terminate this Agreement upon written notice if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice specifying the breach in detail; provided, however, Licensee may terminate Maintenance Services only if Contractor materially breaches the provisions of the Maintenance and Support Agreement and fails to cure, or to begin in good faith to cure, the breach within sixty (60) days following written notice from Licensee specifying the breach in detail. In the event of termination of Maintenance Services, Licensee shall be liable only for payment for Maintenance Services through the termination date and shall receive a pro-rata refund of any unused prepaid fees.

     18.2. EFFECT OF TERMINATION. Termination of this Agreement shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall


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such termination relieve Licensee of its obligation to pay all fees that have accrued or are otherwise owed by Licensee under any order form. The parties' rights and obligations under Sections 7, 8, 12, 14, 15, 16, 17, 19, 21 and 23 shall survive termination of this Agreement.

19.  HANDLING OF PROGRAMS UPON TERMINATION

     a. If a software license granted under this Agreement terminates, Licensee shall (i) cease using the applicable Software Product, documentation, and related Confidential Information of Contractor, and (ii) certify to Contractor within thirty (30) days after termination that Licensee has destroyed, or has returned to Contractor, the Software Product, documentation, related Confidential Information of Contractor, and all copies thereof, whether or not modified or merged into other materials.

     b. Subject to the immediately preceding subsection (a), upon termination of this Agreement prior to expiration of the term specified in Section 2, this Agreement shall terminate and be of no further force or effect. Contractor shall transfer title to Licensee and deliver in the manner and at the time and to the extent, if any, directed by Licensee, any converted data, layouts, reports generated using Licensee data and other deliverables produced as part of this Agreement. The iVOS application shall remain the property of Contractor. This subsection shall survive termination of this Agreement.

20.  CONFLICT OF INTEREST

     Through its execution of this Agreement, Contractor acknowledges that it is familiar with the provisions of Licensee's Charter and certifies that it does not know of any facts, which constitute a violation of said provisions.

21.  PROPRIETARY OR CONFIDENTIAL INFORMATION OF LICENSEE

     Contractor understands and agrees that, in the performance of the work or services under this Agreement or in contemplation thereof, Contractor may have access to private or confidential information, which may be owned or controlled by Licensee and that such information may contain proprietary or confidential details, the disclosure of which to third parties may be damaging to Licensee. Contractor agrees that all information disclosed by Licensee to Contractor shall be held in confidence and used only in performance of the Agreement. Contractor shall exercise the same standard of care to protect such information as a reasonably prudent, and as Contractor would use to protect its own proprietary data.

22.  NOTICES TO THE PARTIES

     Unless otherwise indicated elsewhere in this Agreement, all written communications sent by the parties may be by U.S. mail, e-mail or by fax, and shall be addressed as follows:

          To Licensee:   Chief Legal Officer
                         Darwin Professional Underwriters
                         76 Batterson Park Road
                         Farmington, CT 06032


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          To Contractor:   President, Valley Oak Systems
                           Bishop Ranch 8,
                           5000 Executive Parkway, Suite 340
                           San Ramon, CA 94583

Any notice of default must be sent by registered mail or Federal Express, signature required.

23.  OWNERSHIP OF RESULTS

     23.1. Products. As between the parties, and subject to the teens and conditions of this Agreement and the applicable Scope of Work, VOS and its suppliers shall retain ownership of all intellectual property rights in all Software provided to Licensee ("VOS Proprietary Technology"). Licensee acquires no rights to VOS Proprietary Technology except for the licensed interests granted under this Agreement or any Scope of Work.

     23.2. Licensee. Licensee is the sole and exclusive owner of all data and information provided to VOS by or on behalf of Licensee for processing, and any and all updates or modifications thereto or derivatives thereof made by VOS ("Licensee Data"), and all intellectual property rights in the foregoing, whether or not provided to any other party under this Agreement. Licensee Data will be Licensee's Confidential Information tinder this Agreement. VOS shall not use Licensee Data for any purpose other than that of rendering the Services under this Agreement, nor sell, assign, lease, dispose of or otherwise exploit Licensee Data. VOS shall not possess or assert any lien or other right against or to Licensee Data,

     23.3. Trademarks. Nothing in this Agreement shall grant any party any ownership interest, license or other right to any other party's trade names, trademarks or service marks.

24.  RESERVED

25.  AUDIT AND INSPECTION OF RECORDS

     Contractor agrees to maintain and make available to Licensee, during regular business hours, accurate books and accounting records relating to its work under this Agreement. Contractor, with prior written notice, will permit Licensee to audit, examine and make excerpts and transcripts from such books and records, and to make audits of all invoices, materials, payrolls, records or personnel and other data related to all other matters covered by this Agreement, whether funded in whole or in part tinder this Agreement. Contractor shall maintain such data and records in an accessible location and condition for a period of not less than three years after final payment under this Agreement or until after final audit has been resolved, whichever is later.

26.  SUBCONTRACTING

     Contractor is prohibited from subcontracting this Agreement or any part of it unless such subcontracting is first approved by Licensee in writing. Neither party shall, on the basis of this Agreement, contract on behalf of or in the name of the other party. An agreement made in violation of this provision shall confer no rights on any party and shall be null and void.


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27.  ASSIGNMENT

     The services to be performed by Contractor are personal in character and neither this Agreement nor any duties or obligations hereunder may be assigned or delegated by the Contractor unless first approved by Licensee, which approval shall not be unreasonably withheld, by written instrument executed and approved in the same manner as this Agreement.

28.  NON-WAIVER OF RIGHTS

     The omission by either party at any time to enforce any default or right reserved to it, or to require performance of any of the terms, covenants, or provisions hereof by the other party at the time designated, shall not be a waiver of any such default or right to which the party is entitled, nor shall it in any way affect the right of the party to enforce such provisions thereafter.

29.  MODIFICATION OF AGREEMENT

     This Agreement may not be modified, nor may compliance with any of its terms be waived, except by written instrument executed and approved in the same manner as this Agreement

30.  AGREEMENT MADE IN CALIFORNIA; VENUE

     The formation, interpretation and performance of this Agreement shall be governed by the laws of the State of California. Venue for all litigation relative to the formation, interpretation and performance of this Agreement shall be in California,

31.  CONSTRUCTION

     All paragraph captions are for reference only and shall not be considered in construing this Agreement.

32.  ORDER OF PRECEDENCE

     In the event of a conflict between the specific language set forth in this Agreement and any Attachment Memo, to specific language of this Agreement shall prevail. Any exception to this order of precedence will be addressed through specific language elsewhere herein.

33.  ENTIRE AGREEMENT

     This contract sets forth the entire Agreement between be parties, and supersedes all other oral or written provisions. This contract may be modified only in writing as set forth in section 30 above.

34.  SEVERABILITY

     Should the application of any provision of this Agreement to any particular facts or circumstances be found by a court of competent jurisdiction to be invalid or unenforceable, then (a) the validity of other provisions of this Agreement shall not be affected or impaired thereby, and (b) such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties and shall be reformed without further action by the parties to the extent necessary to make such provision valid and enforceable.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement an the day first mentioned above.

Licensee                                 CONTRACTOR

/s/ Mark Rosen                           /s/ Robert Faulhaber
--------------------------------------   ---------------------------------------
Authorized Signature                     Authorized Signature

Mark Rosen                               Robert Faulhaber
Printed Name                             Printed Name

Chief Legal Officer                      President
Title                                    Title

Darwin Professional Underwriters, Inc.   Valley Oak Systems, Inc.
76 Batterson Park Road                   5000 Executive Parkway Suite 340
Farmington, CT 06032                     San Ramon, California 94583

(860) 507-1000                           (925) 242-4600


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Appendices

A.   Pricing Detail and Payment Terms
B.   Maintenance and Support Agreement
C.   Escrow Agreement
D.   Darwin Policy System Interface Specification


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